CONSULTING AGREEMENT

This Agreement is made by and between:
Superior Associates
(herein: "Consultant")
and

Cell Power Technologies. (hereinafter: "Applicant")

Consultant agrees to provide consulting services for the Applicant, until the Applicant terminates this agreement (the "Consulting Period"), in connection with identifying viable markets for the companies products (the "Products"). The consultant has knowledge of markets and contacts both in North and South America. The company has over 20 years of experience dealing with Electronic Products and the distribution thereof. The consultant may also, if appropriate, arrange for meetings either telephonically or in person between the Applicant and the prospects.

1. CONSULTING SERVICES

The nature of the consulting services by Consultant will be to identify, review, analyze and recommend potential markets and markets opportunities, by which the Applicant may approach, negotiate and capitalize on the opportunities as described above. Consulting services under this agreement are not tax, legal or accounting services. Consultant may obtain and utilize the services of certain professional consultants and subcontractors as required and approved by Applicant. The Applicant shall pay all associated expenses in connection with the hiring of these consultants; subject to Applicant's prior approval.

2. NON-EXCLUSIVE AGENCY

This Agreement does not grant exclusivity to Consultant with respect to the Applicant nor any exclusivity to the Applicant with respect to Consultant's services.

3. CORPORATE INFORMATION AND CONFIDENTIALITY

Applicant hereby agrees to provide Consultant with such corporate information, records and documents as may be necessary to accomplish the purposes of this Agreement. Consultant agrees to treat such information as confidential and to use such information only as is required for purposes of this Agreement. It is understood and agreed by the parties that specific reports and other disclosures required by this Agreement, and any changes, which may be effected thereto, are considered by both parties to be sensitive. Either party to this Agreement may not disclose the latter information to third persons except on a need-to-know basis. All information provided will be subject to verification and due diligence studies. Applicant represents and warrants that all information will be complete and correct in all material aspects and will not contain untrue statements or omissions. Any forecast will represent the fairest estimate of future conditions to the best of the Applicant's knowledge. The Applicant understands that Consultant's efforts, on Applicant's behalf, will be based on the information supplied by the Applicant.

4. COMPENSATION

Consultant shall be entitled to compensation. The consultant shall be paid $35,000 (Thirty Five Thousand US Dollars) per month.

5. EXPENSES

Applicant agrees to be responsible for all usual and reasonable expenses including necessary travel expenses.

6. INDEMNIFICATION

Applicant and Consultant agree to mutually indemnify and hold each other harmless, including each others directors, partners, officers, employees and agents, from and against any and all losses, claims, damages and liabilities, fines and any amount paid in settlement which may arise out of, or are based upon, their engagement under this Agreement or any activities undertaken in relation to this Agreement. Any conduct by either which is finally determined by a court of competent jurisdiction to be the result of gross negligence, or to constitute intentional misconduct is explicitly excluded from this Agreement.

7. GOOD FAITH CLAUSE

Applicant acknowledges that the Consultant's industry contacts are proprietary interests and highly confidential, as such they are valuable to the applicant. The Applicant shall notify the Consultant if it commences any communication, either written or oral, with any prospective investor introduced by the Consultant. If the Applicant signs any deal with any prospective investor introduced by the Consultant for the period of 5 years then the Applicant shall pay the compensation outlined in Section 4 immediately and without contest. The Applicant also acknowledges that any violation of any part of this Agreement could have a detrimental effect on these interests. In the event that the Applicant violates any terms of this agreement, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

8. GOVERNING LAW/FACSIMILE COUNTERPARTS

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law. Each of the Company and Investor hereby submit to the exclusive jurisdiction of the United States Federal and state courts located in New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

The Applicant and Consultant hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement. This Agreement may be executed in facsimile counterparts and each such counterpart shall be treated as an original as to all legal effects. . This Agreement is intended for the benefit of the Consultant and Applicant and their respective successors and permitted assigns, and is not for the benefit of, nor may any other person hereof enforce any provision.

9. TERMINATION